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                                                                    EXHIBIT 10.8

                                    SOLIDWEB
                          WHOLESALE SERVICE AGREEMENT

1. PARTIES. The parties to this agreement (dated June 13, 1997 are Solid Technology, Inc. an Oregon corporation ("Solid Technology") and Z Land, Inc. a California corporation ("Customer").

2.   SERVICES PROVIDED. Subject to the technical specifications provisions of section 3, Solid Technology will supply hardware, connectivity and personnel to provide Customer SolidWeb virtual server hosting and Domino application hosting. SolidWeb virtual servers utilize the LINUX operating system and support Apache and Front Page HTML sites. Each SolidWeb virtual server account has unique FTP access. Solid Technology will supply hardware, Microsoft NT operating system and connectivity for Domino application sites. Customer will provide primary support regarding Domino software issues until payment is received for month seven as set forth in section 7. The average SolidWeb and Domino site includes 25MB disc storage space, 500MB data transfer per month and 10 e-mail accounts. Sites exceeding these parameters will be upgraded to a large site category with specifications and site costs to be determined by month 7 of this contract, based on the additional costs as shown in section 6 below. The parties anticipate short term inclusion of Cybercash secure server and CGI and JAVA enabling. Set-up pricing for secured sites will be determined during the installation and testing of the secured server. The parties intend to expand the scope of services provided in order to maintain a state of the art server system. Pricing for additional services will be negotiated prior to implementation. Other services may include Real Audio, WebCast, push technologies and chat/roundtable conferencing.

3. TECHNICAL SPECIFICATIONS. Hosting servers shall utilize redundant hardware and are to be maintained in a secure, climate controlled environment with redundant power supplies including industrial battery UPS and generator backup. Data to be stored on redundant disc arrays. Server hardware shall provide 99% average uptime with average CPU load not greater than 80%. Internet connectivity shall be via multiple divergent paths including dual border routers with failover links and dual DS3 connections to at least two major backbone providers. Average peak bandwidth usage shall not exceed 80% of bandwidth available to the NOC.

4. SUPPORT. Solid Technology will provide 24 hour 7 day per week server support with toll free access for authorized Regional Managers. Calls received before noon will receive a response by 5pm the same day. Calls received after noon will receive a response by noon the next business day. Average response time for calls reporting an interruption of service shall not exceed 30 minutes. Service charge will apply to support provided outside normal business hours of 8am to 5pm pacific time Monday through Friday except for support required to correct an interruption in service. Current after-hours rate is $185 per hour with a one hour minimum. Solid Technology will produce automated site reports showing traffic, storage, e-mail account status and registered Lotus Notes users. Customer shall provide primary support regarding Lotus software issues until payment is received for month seven as set forth in section 7.

5. ADMINISTRATION AND BILLING. Solid Technology and Customer will jointly develop an appropriate administration and billing system with communication interfaces.

6. CONSIDERATION. In consideration of services provided, subject to the minimum monthly charge provisions in section 7 and quantity discount provisions in section 8, Customer will pay fees to Solid Technology as follows:


     One time set-up fee, per site      $15.00
     Monthly hosting fee per site       $15.20
     Additional disc storage space      $  .20 per MB per month
     Additional data transfer           $  .05 per MB per month
     10 additional e-mail acct set-up   $ 5.00
     10 additional e-mail acct monthly  $ 2.50
     Domain name set-up                 $ 6.00
     Domain name transfer               $ 6.00
     Domain name modification           $ n/c

Domain name transfer fees shall be waived for sites existing at the inception of this agreement.
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7.   MINIMUM MONTHLY CHARGE. Customer will pay Solid Technology a minimum monthly charge as shown in the following schedule.

               Month                    Minimum Charge
               -----                    --------------
               One                         $ 2,500
               Two                         $ 3,000
               Three                       $ 3,750
               Four                        $ 4,500
               Five                        $ 5,250
               Six                         $ 6,000
               Seven                       $ 6,750
               Eight                       $ 7,500
               Nine                        $ 8,250
               Ten                         $ 9,000
               Eleven                      $ 9,750
               Twelve                      $10,500
               Thirteen                    $11,250
               Fourteen                    $12,000
               Fifteen                     $12,750
               Sixteen                     $13,500
               Seventeen                   $14,250
               Eighteen                    $15,000
               Nineteen to Twenty-four     $15,000

8. QUANTITY DISCOUNT. SolidWeb virtual server accounts are eligible for quantity discounted pricing as follows:

                 Site Number            Monthly Fee Per Site
               ---------------          --------------------
               1 to 1,200                      $15.00
               1,201 to 2,400                  $12.50
               2,401 to 5,000                  $10.00
               5,001 to 10,000                 $ 7.50
               10,001 and up                   $ 6.00

Quantity discounted pricing for Domino application sites will be determined after further review of cost structure and analysis of experience to date at the end of month six as set forth in section 7. Parties agree to negotiate appropriate quantity discount levels for Domino sites after this initial six month analysis period.

9.   PAYMENT. $2,500 due July 1, 1997 will be applied to month one of the schedule in section 7 which schedule shall commence upon successful completion of the following: a) Creation of an ordering and reporting procedure. b) New order test including new domain name, e-mail account, HTML and Domino site. c) Receive test report. d) Transfer of an existing HTML and Domino site including domain name and e-mail account. e) Cancellation of service test. The parties expect that July 1997 shall be month one. Minimum monthly charge as shown in section 7 is due not later than the first of each month. Usage over minimum will be invoiced on the first business day of the following month with payment due 15 days after invoice date. If payment is not received within a grace period of fifteen days after payment due date Solid Technology will issue written notice of default. Customer shall have thirty days from the date of notice to cure any such default by payment of all charges due. Unpaid invoices are subject to an interest charge at the lesser of 1.5% per month on the outstanding balance or the maximum rate allowed by law. Customer agrees to pay Solid Technology reasonable collection expenses, including attorney fees. Failure to exercise any right as set forth herein shall not constitute a waiver of any such right by Solid Technology.

10. DISCLAIMER OF WARRANTY. Solid Technology warrants that service shall comply with the specifications of section 3. CUSTOMER EXPRESSLY AGREES THAT ALL OTHER ASPECTS OF USE OF THE SERVICE IS AT CUSTOMER'S SOLE RISK. NEITHER SOLID TECHNOLOGY NOR ANY OF ITS AFFILIATES
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WARRANTS THAT THE SERVICE WILL BE UNINTERRUPTED OR ERROR FREE OR THAT ANY
MATERIAL ACCESSIBLE ON THE SYSTEM IS ACCURATE OR FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS. SERVICE IS PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS WITHOUT WARRANTIES OF ANY KIND EXCEPT AS PROVIDED ABOVE, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF NON INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER SOLID TECHNOLOGY NOR ANY OF ITS AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OR ENDORSEMENTS WITH REGARD TO ANY MERCHANDISE, INFORMATION OR SERVICE PROVIDED BY A THIRD PARTY THROUGH THE SYSTEM OR THE INTERNET.

11. LIMITATION OF LIABILITY. NEITHER SOLID TECHNOLOGY NOR ANY OF ITS AFFILIATES OR INFORMATION PROVIDERS SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, OR CONSEQUENTIAL DAMAGES INCLUDING LOSS OF SERVICE, LOSS OF DATA, UNAUTHORIZED ACCESS, COMPUTER VIRUS DAMAGE, LOSS OF INCOME OR ANY DAMAGES THAT RESULT FROM CUSTOMER'S RELIANCE ON SOLID TECHNOLOGY SERVICES. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY FOR ANY CLAIM WHATSOEVER SHALL BE STRICTLY LIMITED TO THE AMOUNT PAID BY OR ON BEHALF OF CUSTOMER TO SOLID TECHNOLOGY.

12. LAWFUL USE. Solid Technology services may only be used for lawful purposes. Transmission of any material in violation of any US or State regulation is prohibited. Customer warrants that any material submitted for publication through Customer's accounts does not infringe any copyright, trademark, patent or proprietary rights of others, nor shall it contain any material legally judged to be obscene, threatening, libelous or classified by the US government. Customer agrees to indemnify and hold harmless Solid Technology from any claims resulting from a violation of the above warranty by Customer. Solid technology reserves the right to monitor and control access and content as necessary to operate the system or comply with applicable law. Solid Technology shall keep Customer's data confidential, and shall not release any Customer data to any third party without Customer's written consent.

13. HARMFUL USE. Customer shall not transmit any information which contains a virus or other harmful components or use the service in any way which restricts or interferes with others use and enjoyment of the system or the internet. Transmission of unsolicited commercial e-mail is expressly prohibited. Any attempted unauthorized access or interference with the normal system operation of Solid Technology or interference with any computer system accessed via Solid Technology services may result in immediate termination of Customer service without refund.

14. TERMINATION. This agreement shall remain in effect through month twenty-four as set forth in section seven, subject to earlier termination by mutual agreement of the parties or the occurrence of a termination event. The following events shall entitle Solid Technology to elect to terminate this agreement; a) failure to cure a default as set forth in section 9; b) if Customer has received notice of default more than four times in two years. The following events shall entitle Customer to elect to terminate this agreement: a) if Solid Technology fails to meet the specifications of section 3 more than four times in two years; b) if Customer pays a $25,000 early termination fee to Solid Technology. In the event of termination for any reason the parties shall work together to transfer Customer's accounts within 45 days to another provider specified by Customer. Such termination shall end all obligations of both parties under this agreement except payment for services rendered.

15. COMPLETE AGREEMENT. This document represents the entire agreement of the parties and supercedes any prior written or oral agreements. Any additions or modifications to this agreement must be in writing and executed by duly authorized representatives of the parties.

16. ARBITRATION. Parties agree that any disputes or alleged breaches of this agreement shall be settled by arbitration in Columbia County, Oregon.

17. AUTHORIZATION. The undersigned represent that they are duly authorized by their respective Corporate Board of Directors to enter into this agreement and intend to bind each Corporation to the terms as set forth herein.


Z LAND, INC.                            SOLID TECHNOLOGY, INC.


By: /s/ JOHN W. VEENSTRA                By: /s/ JEFF HAMLIK
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       John Veenstra, President              Jeff Hamlik, Vice President

Date:   6-13-97                       Date:     6-30-97
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